Exhibit 99.1

For Further Information Contact:

Tony Deasey Celsion Corporation 410.290.5390 tony@celsion.com	General Info: Marilynn Meek Financial Relations Board 212-827-3773 mmeek@financialrelationsboard.com Investor Info: Susan Garland 212-827-3775 sgarland@financialrelationsboard.com

CELSION CORPORATION ANNOUNCES PATENT INFRINGEMENT SUIT

FILED BY AMERICAN MEDICAL SYSTEMS, INC.

Columbia, MD., May 3, 2006: Celsion Corporation (AMEX:CLN) received notice that American Medical Systems, Inc. (AMS) filed suit against it for infringement of AMS’ patents entitled “Urethral Inserted Applicator for Prostate Hypothermia” and “Therapeutic Prostatic Thermotherapy”.

In its complaint, AMS alleges that Celsion’s Prolieve Thermodilation System infringes the above referenced patents. AMS’ complaint seeks damages and injunctive relief.

Dr. Lawrence Olanoff, Celsion’s President and Chief Executive Officer commented, “Celsion intends to vigorously defend itself against AMS’ claims and believes that AMS’ claims are without merit.”

ABOUT CELSION: Celsion Corporation, based in Columbia, Maryland, is a biotechnology company dedicated to the development and commercialization of heat activated treatment systems for cancer.

Celsion has research, license or commercialization agreements with leading institutions such as the National Institute of Health, Duke University Medical Center, Massachusetts Institute of Technology, Harbor UCLA Medical Center, Montefiore Medical Center and Memorial Sloan-Kettering Cancer Center in New York City, Roswell Park Cancer Institute in Buffalo, New York, and Duke University. For more information on Celsion, visit our website: www.celsion.com.

Celsion wishes to inform readers that forward-looking statements in this release are made pursuant to the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995. Readers are cautioned that such forward-looking statements involve risks and uncertainties including, without limitation, unforeseen changes in the course of research and development activities and in clinical trials by others; possible acquisitions of other technologies, assets or businesses; possible actions by customers, suppliers, competitors, regulatory authorities; and other risks detailed from time to time in the Company’s periodic reports filed with the Securities and Exchange Commission. In addition, Celsion’s receipt of the royalty payments in connection with the sale of Celsion (Canada) depends upon the ability of Celsion (Canada) to develop the APA technology and bring products to market. This involves, among other risks of a new enterprise, financing, regulatory and market acceptance risks.